EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)






                                                 For the Six Months
                                                   Ended June 30,
                                                      1999
1. Earnings

   (a) Income from continuing operations
       before deductions for taxes and interest   $   3,218

   (b) Portion of rental expense representative
       of interest factor                                46

   (c) Equity in losses from less-than-50%-owned
       investments (accounted for                       342
       under the equity method of accounting)

   (d) Excess of earnings over distributions of
       less-than-50%-owned  investments
       (accounted for under the equity method
        of accounting)                                  (64)

         TOTAL                                    $   3,542

2. Fixed Charges

   (a) Interest                                   $     485

   (b) Portion of rental expense representative
        of interest factor                               46

         TOTAL                                    $     531

   Ratio (1 divided by 2)                              6.67